ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090203

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20140339773-29
	Filing Date and Time 05/07/2014 2:20 PM
	Entity Number E0059792008-4

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
BioCorRx, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)
Articles 1-7 of the Articles of Incorporation of BioCorRx, Inc. (Document Number 20140012078-85) are hereby amended and restated in their entirety to read as set forth in Articles 1-8 in the Amended and Restated Articles of Incorporation attached as Exhibit A hereto, and as so amended, the same shall be the Articles of Incorporation of the surviving entity.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 50.65

4. Effective date and time of filing: (optional) Date: Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

EXHIBIT A

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF BIOCORRX INC.

THE UNDERSIGNED, the Chief Executive Officer of BioCorRx Inc., a Nevada corporation, does hereby certify that the following Amended and Restated Articles of Incorporation supersede in their entirety this corporation's Articles of Incorporation dated and filed with the Nevada Secretary of State on May 6, 2014:

Article 1
Name

The name of this corporation (the "**Corporation**") is: BioCorRx Inc.

Article 2
Registered Agent

The Corporation's registered agent in the State of Nevada is InCorpServices, Inc. The address of the Corporation's registered office in the State of Nevada is 3155 East Patrick Lane – Suite 1, City of Las Vegas, ZIP code 89120.

Article 3
Authorized Stock

This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Two Hundred Million Eighty Thousand (200,080,000) shares. Two Hundred Million (200,000,000) shares shall be Common Stock, par value of $0.001 per share, and Eighty Thousand (80,000) shares shall be Preferred Stock, no par value.

The Corporation is authorized to have a maximum aggregate of 80,000 shares of Preferred Stock issued.

The Board of Directors is hereby authorized to issue the Preferred Stock.

Article 4
Purpose

The nature of the business or purposes for which the Corporation is organized is to engage in any lawful act or activity for which a corporation may be organized under the Nevada Revised Statutes ("**NRS**").

Article 5
Shareholder Rights

No shareholder of the Corporation shall have any preemptive rights.

No shareholder of the Corporation shall have any cumulative voting rights.

Article 6
Written Action by Less than All Directors

Any action required or permitted to be taken at a meeting of the Board, other than an action requiring shareholder approval under Chapter 78 of the NRS, may be taken by written action of the Board signed by the number of directors that would be required to take the same action at a meeting at which all directors were present.

Article 7
Limited Liability of Directors

A director of the Corporation shall not be personally liable to the Corporation or the shareholders of the Corporation for monetary damages for breach of fiduciary duty as a director, except for (i) liability based on a breach of the duty of loyalty to the Corporation or the shareholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability based on the payment of an improper dividend or an improper repurchase of the Corporation's stock under or on the sale of unregistered securities or securities fraud under the NRS; or (iv) liability for any transaction from which the director derived an improper personal benefit. If Chapter 78 of the NRS hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by such statutes, as amended. Any repeal or modification of this 0 by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

Article 8
Indemnification

8.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a "**Covered Person**") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "**Proceeding**"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (an "**Other Entity**"), including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 8.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

8.2 Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys' fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition, *provided, however*, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this 0 or otherwise.

8.3 Claims. If a claim for indemnification or advancement of expenses under this 0 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

8.4 Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 5 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Articles of Incorporation, the Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

8.5 Other Sources. The Corporation's obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of an Other Entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such Other Entity.

8.6 Amendment or Repeal. Any repeal or modification of the foregoing provisions of this 0 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

8.7 Other Indemnification and Prepayment of Expenses. This 0 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

IN WITNESS WHEREOF, the undersigned has set his hand to these Amended and Restated Articles of Incorporation on this 6th day of May, 2014.

[signature]

Kent Emry, ~~Chief Executive Officer~~